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                                                                    Exhibit 99.1

STONEPATH GROUP REPORTS Q4/YEAR-END 2004 RESULTS - RESTATEMENT PROCESS FINISHED;
                   2005 REVENUE TARGETED IN $400 MILLION RANGE


PHILADELPHIA--(BUSINESS WIRE)--April 6, 2005--Stonepath Group (AMEX: STG), a global logistics services organization, has reported financial results for the three months and year ended December 31, 2004. The Company also announced that it has filed amended Form 10-Qs for the quarters ended March 31, 2004 and June 30, 2004 with the Securities and Exchange Commission, finishing the restatement process it announced last fall.

For the three months ended December 31, 2004, Stonepath reported revenue of $110.7 million, net revenue of $23.8 million and a net loss of $(6.0) million, or $(0.15) per diluted share. A restructuring charge of $4.4 million or $(0.11) per diluted share, was recorded in the fourth quarter of 2004. This restructuring, commenced during the third quarter of 2004, includes reductions in staff, facilities, and abandonment of an unsuccessful system development project; and it is expected to continue through the first half of 2005 at an estimated additional cost of $2.6 million. For the corresponding period of the prior year, revenue was $69.7 million, net revenue was $20.1 million, and net income was $1.7 million, or $0.04 per diluted share.

For the year ended December 31, 2004, Stonepath reported revenue of $367.1 million, net revenue of $84.7 million and a net loss of $(13.0) million, or $(0.33) per diluted share, inclusive of the restructuring charge and per share amount noted above and a provision for excess earn-out payments of $3.1 million, or $(0.08) per diluted share as a result of the Company's restatement of 2003 operating results. This compares to revenue of $220.1 million, net revenue of $62.0 million and a net loss of ($0.8) million in 2003, or $(0.03) per diluted share, inclusive of a provision for excess earn-out payments of $1.3 million or $(0.04) per diluted share as a result of the Company's restatement of 2002 and 2001 operating results.

"We are committed to translating our strong top-line growth into sustained profitability by expanding our client relationships, improving transportation margins, realizing operating cost synergies through integration of US businesses, and on-boarding new products, services and profitable business," added Jason Totah, Chief Executive Officer.

In other significant developments, a firm affiliated with Patriarch Partners, LLC, has acquired and amended the domestic credit facility from Stonepath's current lender. The amended facility provides, among other positive changes, an extension of the loan termination date from May 31, 2006 to May 31, 2007, increases in collateral valuations and reductions in total line service costs, in spite of a modestly higher interest rate. Patriarch Partners, LLC, a private equity fund with approximately $4 billion dollars of assets under management, will provide Stonepath with the financial flexibility and stability necessary to support its growth.

As outlined in the Company's 10-K filing, the Company also announced an extension of its 14 year relationship and continuation of its expedited logistics and transportation services throughout North America for an additional three year period, with its largest customer, Best Buy Co., Inc.

Dennis Pelino, Stonepath's Chairman, remarked, "Stonepath has entered a new chapter as we position the organization for future success. With the endorsements from our largest customer and a lender focused on the Company's future financing needs, our commitment to superior transport and information services remains unaltered as we pursue our goal of building a leading global logistics services organization. Based upon the organization's revenue growth during the first two months, we are increasing our 2005 revenue estimate from $375 million to $400 million."



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                                                                    Exhibit 99.1

About Stonepath Group (AMEX:STG)

Stonepath Group (www.stonepath.com) is a growing logistics services organization that integrates established logistics companies with innovative technologies. Through its operating divisions, Stonepath Logistics offers a full-range of time-definite transportation and distribution solutions to a wide range of global and local businesses. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (212) 254-8280.

This Press Release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "guidance," "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue" or the negative of such terms or other similar expressions. While it is impossible to identify all of the factors that may cause our actual results, levels of activity, events, trends or plans to differ materially from those set forth in such forward-looking statements, such factors include the inherent risks associated with: (i) our ability to sustain an annual growth rate in revenues consistent with recent results, (ii) our dependence on certain large customers,
(iii) our dependence upon certain key personnel, (iv) competition in the freight forwarding, logistics and supply chain management industry, (v) the impact of current and future laws affecting the Company's operations, (vi) adverse changes in general economic conditions as well as economic conditions affecting the specific industries and customers we serve, (vii) regional disruptions in transportation, and (viii) our ability to complete our restructuring efforts within the costs we now expect. Other factors that might cause or contribute to such a discrepancy between expected and actual results include, but are not limited to, those factors identified in our Securities and Exchange Commission filings (including our Annual Report on Form 10-K for 2004), other public documents and recent press releases, which can be found on our corporate web site, (http://www.stonepath.com/) www.stonepath.com. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

CONTACT: Stonepath Group
John Brine, 212-254-8280

SOURCE: Stonepath Group